Exhibit 10.3

PERSONAL AND CONFIDENTIAL

M E M O R A N D U M

TO: James P. O'Hanlon                                       November 5, 2002

FROM: Anne M. Grier                                               Richmond, VA

Terms of Retirement

This memorandum sets forth the terms and conditions of your retirement.

Effective December 1, 2002 you will resign from all positions you hold as an officer or board member of Dominion Resources or its affiliates and subsidiaries (collectively referred to as the "Company"), except for your position as Executive Vice President of Dominion Resources Services, Inc. You will resign from that position effective February 1, 2003 and your employment with the Company will then terminate and you will be considered retired.

The additional consideration described below will not be provided until a properly executed General Release becomes effective and enforceable. The release will become effective and enforceable seven days following your execution of the General Release.

  Stock Options: You have outstanding 280,000 non-qualified stock options granted on May 17, 1999. These options are fully vested and exercisable. As additional consideration, these options will remain exercisable to their expiration date of May 17, 2009. You have 350,000 stock options granted on July 1, 2001. These options will become fully vested and exercisable as of the date of your retirement, and as additional consideration, will remain exercisable until the following expiration dates:

Percentage Expiration Date

33-1/3% January 1, 2008

33-1/3% January 1, 2009

33-1/3% January 1, 2010
  Retirement Benefit Restoration Plan: You will receive a benefit under the Company's Retirement Benefit Restoration Plan. As additional consideration, your benefit has been calculated using an age of 60 and 30 years of credited service. If you elect a lump sum payment, or a lump sum deferral to the Executive Deferred Compensation Plan or the Dominion Security Option Plan (the "Deferral Plans"), this benefit will be paid, subject to approval by the Administrative Benefits Committee, within 30 days of the date of your retirement. Please see Attachment A for an explanation of this benefit and the associated election forms.
  Executive Supplemental Retirement Plan: Under the terms of the letter agreement dated September 18, 1997, you are entitled to a lifetime benefit under the Executive Supplemental Retirement Plan if your employment continues to age 60. As additional consideration, the age requirement for this benefit is being waived and you will receive a lifetime ESRP benefit as of your retirement date. If you elect a lump sum payment or a lump sum deferral to the Deferral Plans, this benefit will be paid or deferred, subject to approval by the Administrative Benefits Committee, within 30 days of the date of your retirement. Please see Attachment B for an explanation of this benefit and the associated election forms.
  Financial Planning Services: You will receive Company-paid financial planning services for the years 2003 and 2004 up to a maximum of $8,500 per year.
  COBRA Benefits (Dental & Vision): Under the terms of the Consolidated Omnibus Budget Reconciliation Act (COBRA), you are eligible for continued coverage under the Company's dental and vision benefit plans for 18 months or, if earlier, until you are covered by another group plan. After your retirement, you will automatically receive information containing the specifics of this program, along with the proper forms in order to elect continuation of coverage. Once you receive this material, it is very important that you read this information and respond within the stated guidelines, because there is only a limited amount of time to elect coverage under the COBRA provisions. If you do not receive this material by mid-February, please contact the Executive Compensation group. As an additional benefit, if you elect this coverage, the Company will pay the monthly premiums for these benefits during this 18 month period. See Attachment C.
  Stock Purchase and Loan Program: You have an outstanding loan balance of $3,849,942.84 under the Company's Executive Stock Purchase and Loan Program. You may continue to participate in the Program after your retirement, and you will continue to receive the Company's interest rate subsidy for as long as you continue to hold the shares purchased with the loan. If you wish to cease your participation, the Company will pay for the prepayment fees and the $500 administration fee, plus as additional consideration, provide you with a gross-up amount to cover any related income taxes on the fees. Please see Attachment D for a detailed explanation if you wish to cease your participation.

Other Employment Benefits

  Restricted Stock: You have 8,333 shares of restricted stock that will vest at the date of your retirement. The value of the shares on the vesting date (February 1, 2003) will be taxable income to you at that time. Applicable withholding taxes are due and payable immediately. Please see Attachment E for your choices with regard to the satisfaction of the withholding taxes and the disposition of the shares.
  Profit Sharing Award: The 2002 Profit Sharing Plan award will be paid at the same time as other executives and it will be based on Company performance. In addition, within 30 days of your retirement date, you will be paid an amount equal to 1/12 of your 2003 Profit Sharing target award.
  Unused Vacation: You will receive a payment in the amount for each day of unused 2002 and 2003 vacation plus one personal day for 2003.
  Qualified Retirement Plan: You are eligible to receive a monthly benefit under the Dominion Resources Retirement Plan based upon your actual age at retirement (59.5 years of age), years of service to retirement date (13.0833 years of service), salary (highest 60 consecutive months during the most recent 120 months), and estimated Social Security benefits. You may elect to receive your monthly benefit in the form of either a straight life annuity, a joint & 50% survivor annuity, a joint & 100% survivor annuity, or a Social Security leveling annuity. You do not have to begin your annuity at your retirement date; you may wait until a future date to begin receiving your monthly payments. The longer you wait before beginning your annuity, the larger the monthly benefit amount will be. The Retirement Income Election Form is included as part of Attachment F for use in making your elections.
  Retiree Medical Plan: You are entitled to medical coverage under the terms of the company's retiree medical plan as in effect from time to time, based on retirement in 2003 and a credited retirement age of 60 with 30 years of credited service. Please see Attachment G for details about the current terms of the Company's retiree medical plan and the election forms.
  Qualified Salaried Savings Plan: Since you deferred a portion of your salary to the Savings Plan, you have an account balance available to you at retirement. This balance will include your contributions to the plan, Company matching contributions, and earnings and/or losses associated with the investment elections you selected. After your retirement, no further contributions (either employee or employer contributions) can be made to your account. Your account will continue to earn investment income based upon your investment elections.

You have several options concerning your existing account balance. The Internal Revenue Service does not allow you to make withdrawals (other than a rollover to an IRA or other tax-qualified plan) from a qualified savings plan without penalty until you reach age 59 1/2, or in certain situations age 55. Any withdrawal, whether now or at a future date, will be subject to income taxes in the year of distribution. Please see Attachment H, titled Participant Options at Termination, Retirement or Disability relating to the Dominion Salaried Savings Plan. To discuss your options further, or to make a retirement distribution election, please contact Dreyfus Retirement Services at 1-877-706-7283.

  Retiree Life Insurance: The Company will provide you with retiree life insurance coverage equal to 75% of your final annual base salary. This life insurance coverage will be provided through a combination of group term and whole life insurance policies. The Company will make the premium payments related to the whole life insurance on an annual basis for seven years, after which time the policy will be fully paid-up. These annual premium payments will be taxable income to you, and will be reflected on a W-2 statement that will be issued by the Company to you each year.
  Company Car: You may elect to receive your current Company car as a gift at retirement. The value of the car will be taxable income to you. In lieu of the gift of the car, the Company will make a lump sum cash payment to you in an amount equal of the value of the car, less applicable withholding taxes. Please see Attachment I to make your election.
  Executive Deferred Compensation Plan (DCP): You currently have a balance in your Executive Deferred Compensation Plan account. You will also have the opportunity to defer any lump sum payments for which you may qualify under the ESRP and Benefit Restoration Plans.

Previously, you elected to receive a distribution from your account in the form of an annuity with five (5) annual installments. With an effective retirement date of February 1, 2003, your first installment is currently scheduled to begin in February 2004. If you elect to defer your ESRP and/or Benefit Restoration Plan lump sum payments into the DCP, you may complete a revised Distribution Election Form (enclosed - Attachment J) that will apply to the entire balance in your deferral account. If you do not submit a change on this form, your previous election will apply to your entire account balance. After retirement and subject to approval of the Administrative Benefits Committee, you may change your distribution schedule one time.
  Dominion Security Option Plan (DSOP): In addition to continuing your participation in the DCP, you have a one-time opportunity to transfer part or all of your DCP account balance into the DSOP (See Attachment K). You are eligible to receive the Company's lost matching contribution to the Savings Plan due to the Internal Revenue Code Section 401(a)(17) limit for the plan year. A calculation will be done in January 2003 to determine the amount, if any, that you may receive under the terms of the plan. Moreover, you may elect to defer your ESRP and BRP lump sum payments into the DSOP (see Attachment K).

GENERAL RELEASE OF CLAIMS

By signing and returning one copy of this memorandum, you agree that the payments and benefits described in this memorandum constitute a full settlement of the Company's obligations to you under any agreements relating to your employment. You also agree to sign and return along with this memorandum the General Release (Attachment L), and you acknowledge that you have received additional consideration as described in this memorandum in exchange for signing the General Release.

Please also return all completed forms within the enclosed envelope.

Please feel free to call me if you have any questions about this memorandum or your retirement.

Thank you.

Sincerely,

/s/ Anne M. Grier

Anne M. Grier

Director-Executive Compensation

Agreed:

        /s/ James P. O'Hanlon

James P. O'Hanlon

      11/6/02

Date

c: Personnel File

Attachment L

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release ("General Release") is given by James P. O'Hanlon (the "Employee") to Dominion Resources, Inc., its subsidiaries, affiliates, directors, officers, and employees (collectively referred to as "Dominion"), in exchange for good and valuable consideration, the payment of which is acknowledged by the Employee.

  General Release.

Employee forever waives and releases any and all claims he has or may have against Dominion of any kind or nature whatsoever arising from facts, assertions, circumstances, omissions or matters occurring on or before the date hereof, including all claims arising from or relating in any way to the Employee's employment with Dominion or the conclusion of that employment (whether such claims are presently known or are hereafter discovered). This release includes, but is not limited to, a release of any claims in tort or contract, including claims for wrongful discharge, breach of the May 26, 1989 letter agreement between the Employee and Virginia Power; the December 14, 1990 Agreement between Employee and Virginia Electric & Power Company and/or the September 18, 1997 letter agreement between the Employee and Dominion Resources, Inc. or any other agreement, contract, practice or policy. In addition to any other claims, the Employee specifically waives, releases, and covenants not to sue or to file any charges or administrative actions with respect to any and all claims against Dominion, or under Title VII of the Civil Rights Act, the Virginia Human Rights Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans with Disability Act, the Family and Medical Leave Act, or any other federal, state, or local law governing employment of benefits. The Employee understands and agrees that by signing this General Release, he is forever barred from making any such claims against Dominion.

This General Release contains a release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, the Employee acknowledges that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; to consult with an attorney and or other advisor of his choosing concerning his rights and obligations under this release; to fully consider this release before executing it and that he has been offered ample time and opportunity, in excess of 21 days, to do so; and that this release shall become effective and enforceable 7 days following execution of this General Release by the Employee, during which 7-day period the Employee may revoke his acceptance of this General Release by delivering written notice to Anne M. Grier at Dominion Resources Services, Inc. at 120 Tredegar Street, Richmond, Virginia 23219.

2. Confidentiality.

Employee agrees to keep confidential and not disclose or make use of any Confidential Information received during or as a result of his prior services to the Company, except as permitted in writing by the Chief Financial Officer of Dominion Resources, Inc. or as ordered by a court of competent jurisdiction. For purposes of this Agreement and General Release, Confidential Information is information about the Company or its affiliates which might reasonably be considered to be (i) confidential, (ii) adverse to the interest of the Company or its affiliates, (iii) information concerning the Company's business, business or strategic plans, or business practices that others in its industry do not generally know, or (iv) a trade secret.

3. Miscellaneous.

To the extent not governed by federal law, this General Release will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provision of this General Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Employee and Dominion. A waiver of any breach of or compliance with any provision or condition of this General Release is not a waiver of similar or dissimilar provisions or conditions.

WITNESS THE FOLLOWING SIGNATURE:

           /s/James P. O'Hanlon

James P. O'Hanlon

STATE OF                     Virginia                          )

CITY/COUNTY OF           Richmond                          )

I, a Notary Public in and for the above jurisdiction, hereby certify that the

above named individual, personally known to me, appeared before me this       6th     day of            November             , 2002, and executed the foregoing General Release.

                         /s/ Bettw W. Moore

Notary Public

(Seal)

My commission expires: January 31, 2004